Exhibit 99.1
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://investors.sixflags.com	Media Contact: Gary Rhodes, 704.249.6119

SIX FLAGS ENTERTAINMENT CORPORATION REPORTS 2024 FOURTH QUARTER RESULTS; PROVIDES ADJUSTED EBITDA GUIDANCE FOR 2025
•Targeting $1.08 billion to $1.12 billion of Adjusted EBITDA(1) in 2025
CHARLOTTE, N.C. (Feb. 27, 2025) -- Six Flags Entertainment Corporation (NYSE: FUN), the largest regional amusement park operator in North America, today announced its results for the 2024 fourth-quarter and full year ended Dec. 31, 2024, and provided Adjusted EBITDA guidance for 2025.
On July 1, 2024, legacy Cedar Fair and legacy Six Flags closed the merger transactions (the “Merger”) to form the new Six Flags Entertainment Corporation (the “Company” or the “Combined Company”). Legacy Cedar Fair has been determined to be the accounting acquirer for financial statement purposes. Accordingly, the reported results presented in this earnings release reflect the financial results for the Combined Company from Sept. 30, 2024, through Dec. 31, 2024. The reported results for the year ended Dec. 31, 2024, reflect combined operations for only July 1, 2024, through Dec. 31, 2024, and include only legacy Cedar Fair’s results (before giving effect to the Merger) for the first six months of 2024. Financial results and disclosures referring to periods prior to July 1, 2024, include legacy Cedar Fair's results before giving effect to the Merger, including the financial statements as of Dec. 31, 2023, and for the three and 12 months ended Dec. 31, 2023.

Fourth Quarter 2024 Highlights
•    Total operating days were 878, of which 538 days were contributed by the legacy Six Flags operations added in the Merger.
•    Net revenues totaled $687 million, $324 million of which relates to the legacy Six Flags operations added in the Merger.
•The net loss attributable to the Combined Company totaled $264 million, which included $3 million of net income from legacy Six Flags operations added in the Merger, and net income margin was negative 38.4%.
•Adjusted EBITDA(1) totaled $209 million, $113 million of which relates to the legacy Six Flags operations added in the Merger.
•Modified EBITDA margin(1) was 30.4%.
•Attendance totaled 10.7 million guests, 5.0 million of whom attended legacy Six Flags parks added in the Merger.
•In-park per capita spending(2) was $61.60.
•Out-of-park revenues(2) totaled $48 million, $14 million of which relates to legacy Six Flags operations added in the Merger.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 FOURTH QUARTER RESULTS; PROVIDES ADJUSTED EBITDA GUIDANCE FOR 2025
Feb. 27, 2025

CEO Commentary
“Our strong fourth-quarter results reflect an outstanding October performance and the incredible popularity of our fall and Halloween themed events,” said Six Flags President and CEO Richard A. Zimmerman. “We ended the year as the new Six Flags on a high note, delivering on our goal of improving demand and increasing in-park guest spending levels, while operating our parks more efficiently. We successfully achieved more than $50 million in gross cost synergies and drove meaningful improvement in guest satisfaction scores and higher guest demand.”
Commenting on the outlook for the 2025 season, Zimmerman noted, “In 2025, we are building on the momentum we established over the second half of 2024 on both the revenue and cost fronts. We are making progress toward realizing the remaining $70 million in anticipated cost synergies from the merger, representing a targeted 4% reduction in operating costs and expenses, while advancing strategic initiatives to drive attendance and guest spending levels higher. We are seeing solid early demand trends, as evidenced by a 2% increase in attendance over the first two fiscal months of 2025 compared to combined attendance of the two legacy companies in the prior year period, as well as a 3% increase in combined season pass unit sales over that same period. We are focused on continuing to drive guest demand as we reopen the remainder of our parks and are thrilled to be introducing an exciting lineup of new rides and attractions, including compelling new marketable products at 11 of our 14 largest locations. Our investments in new thrills and experience-enhancing initiatives demonstrate our commitment to delivering world-class entertainment for guests and meaningful growth and value creation for shareholders.”

Fourth Quarter 2024 Results
Operating days in the fourth quarter of 2024 totaled 878 days compared with 377 operating days for the fourth quarter of 2023. The increase in operating days reflects the addition of 538 operating days during the fourth quarter of 2024 at the legacy Six Flags parks. That increase was partially offset by 37 fewer operating days at the legacy Cedar Fair parks in the fourth quarter of 2024 compared to the fourth quarter of 2023 primarily due to a fiscal quarter calendar shift. The 2024 fourth quarter began on Sept. 30, 2024, and ended on Dec. 31, 2024, while the prior 2023 fourth quarter began on Sept. 25, 2023, and ended on Dec. 31, 2023.
Net revenues for the fourth quarter ended Dec. 31, 2024, increased $316 million to $687 million, compared to net revenues of $371 million for the fourth quarter ended Dec. 31, 2023. The increase in net revenues reflects $324 million in net revenues contributed by the legacy Six Flags operations in the three months ended Dec. 31, 2024, offset by $8 million in lower net revenues at legacy Cedar Fair operations during the fourth quarter of 2024 compared to the prior year period. The decline in legacy Cedar Fair net revenues was the direct result of fewer operating days due to the fourth quarter fiscal calendar shift, which negatively impacted net revenues by $36 million.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 FOURTH QUARTER RESULTS; PROVIDES ADJUSTED EBITDA GUIDANCE FOR 2025
Feb. 27, 2025

The $316 million increase in net revenues reflects the impact of a 4.9-million-visit increase in attendance, an $11 million increase in out-of-park revenues, and a $2.01, or 3%, increase in in-park per capita spending. The 4.9 million-visit increase in attendance included a 5.0-million-visit increase resulting from attendance at the legacy Six Flags parks during the fourth quarter of 2024, offset slightly by 115,000 fewer visits at the legacy Cedar Fair parks. The decrease in fourth quarter attendance at the legacy Cedar Fair parks was entirely due to the fiscal calendar shift and fewer operating days in the quarter, which resulted in 576,000 fewer visits in the 2024 fourth quarter.
Of the $2.01 increase in in-park per capita spending, $1.60 was related to the impact of in-park per capita spending at the legacy Six Flags parks, with the remaining $0.41 increase attributable to higher in-park guest spending on food, merchandise, games and extra-charge attractions at the legacy Cedar Fair parks. The increase in out-of-park spending was the result of the $14 million contributed by legacy Six Flags operations, offset by a $3 million decline in fourth quarter out-of-park revenues from legacy Cedar Fair operations due entirely to the fiscal calendar shift.
Operating costs and expenses in the fourth quarter of 2024 totaled $523 million, an increase of $217 million compared to the fourth quarter of 2023. The increase in operating costs and expenses reflects increases in operating expenses (up $167 million), SG&A expenses (up $23 million), and cost of goods sold (up $27 million), which were primarily the result of legacy Six Flags operations during the period. The increase in operating expenses included $180 million of operating expenses related to legacy Six Flags operations, offset by a $13 million net decrease in legacy Cedar Fair operating expenses primarily due to the fiscal quarter calendar shift. Excluding these factors, fourth-quarter operating expenses at legacy Cedar Fair increased $3 million, primarily the result of planned increases in seasonal labor costs. The increase in SG&A expenses included $27 million of expenses related to legacy Six Flags operations, offset by a $4 million decrease of SG&A expenses at legacy Cedar Fair. The increase in cost of goods sold included $26 million of cost of goods sold related to legacy Six Flags operations. Cost of goods sold as a percentage of food, merchandise and games revenue increased 170 basis points (bps), with the majority of the increase driven by the inclusion of the legacy Six Flags operations during the quarter.
Depreciation and amortization expense in the fourth quarter of 2024 totaled $106 million, an increase of $76 million compared with the three months ended Dec. 31, 2023. The increase reflected $57 million of depreciation expense that was attributable to legacy Six Flags, as well as the impact of a change in interim depreciation methodology for legacy Cedar Fair. During the fourth quarter of 2024, the Combined Company also recognized a $7 million loss on retirement of fixed assets in the normal course of business, including $2 million of retirements at the legacy Six Flags parks.
After the items above, operating income for the three months ended Dec. 31, 2024, totaled $51 million, including $32 million of operating income from the legacy Six Flags operations. This compares with $29 million of operating income for the three months ended Dec. 31, 2023.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 FOURTH QUARTER RESULTS; PROVIDES ADJUSTED EBITDA GUIDANCE FOR 2025
Feb. 27, 2025

Net interest expense for the quarter totaled $79 million, an increase of $44 million compared to the prior-year fourth quarter. The increase reflected $39 million of interest incurred on debt acquired in the Merger and incremental revolver borrowings in the fourth quarter. Meanwhile, net other expense totaled $27 million compared with $4 million of net other income during the fourth quarter of 2023. Both amounts primarily represented the remeasurement of U.S. dollar denominated notes to the functional currency of the Company’s Canadian entity.
During the three months ended Dec. 31, 2024, the Combined Company recorded a provision for taxes of $210 million, compared to a provision of $8 million for the fourth quarter of 2023. The higher provision for income taxes relates primarily to the non-cash tax effects of the change in tax status of a lower-tier partnership as part of an internal restructuring completed on Dec. 31, 2024.
After the items noted above, net loss attributable to the Combined Company for 2024 totaled $264 million, or $2.76 per diluted common share, which included $3 million of net income related to legacy Six Flags operations during the fourth quarter. This compares with a net loss of $10 million, or $0.20 per diluted limited partner unit, attributable to the Company, for the three months ended Dec. 31, 2023.
Adjusted EBITDA and Modified EBITDA margin, which management believes are meaningful measures of park-level operating results, increased $120 million to $209 million and 650 bps to 30.4%, respectively, compared to the fourth quarter of 2023. The increase in Adjusted EBITDA included $113 million from legacy Six Flags operations and a $7 million increase from legacy Cedar Fair operations, including the impact of the fiscal quarter calendar shift. The 650 bps increase in Modified EBITDA margin included a 410 bps increase related to legacy Six Flags operations and 240 bps increase due to legacy Cedar Fair operations. The $7 million increase in Adjusted EBITDA and 240 bps increase in Modified EBITDA margin from legacy Cedar Fair operations reflects a decrease in operating costs and expenses during the fourth quarter of 2024, offset by lower attendance and revenues, due to the fiscal quarter calendar shift. See the attached table for a reconciliation of net loss to Modified EBITDA and Adjusted EBITDA.

Balance Sheet and Liquidity Highlights
Deferred revenues on Dec. 31, 2024, totaled $308 million, compared with $192 million of deferred revenues on Dec. 31, 2023. The $117 million increase reflects the inclusion of $123 million of deferred revenues at the legacy Six Flags parks as of Dec. 31, 2024, offset somewhat by a decrease of $6 million, or 3%, at the legacy Cedar Fair parks. The decrease in deferred revenues at the legacy Cedar Fair parks reflects the normal amortization of prepaid lease payments related to California’s Great America, the elimination of transaction fees in California, and a slight decrease in sales of advance purchase products, including sales of season passes and related products, for the 2025 season.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 FOURTH QUARTER RESULTS; PROVIDES ADJUSTED EBITDA GUIDANCE FOR 2025
Feb. 27, 2025

Liquidity as of Dec. 31, 2024, totaled $578 million, including cash on hand and available borrowings under the Combined Company’s revolving credit facility.
Net debt(3) on Dec. 31, 2024, calculated as total debt of $4.96 billion (before debt issuance costs and acquisition fair value layers) less cash and cash equivalents of $83 million, totaled $4.88 billion.

Six Flags Announces Investor Day and 2025 Financial Guidance
Six Flags announced today that it will host an Investor Day at its Cedar Point park on May 20, 2025, beginning at 9:00 AM ET. Additional details regarding event registration will be provided by the Investor Relations Department in the coming weeks.
For 2025, Six Flags is targeting Adjusted EBITDA of $1.08 billion to $1.12 billion, exclusive of any portfolio optimization efforts.
“Since finalizing the Merger nearly eight months ago, our team has been diligently executing against the initiatives within Project Accelerate, our long-term strategic plan to drive sustainable, long-term growth and maximize the full potential of the Merger,” said Zimmerman. “Our 2025 guidance reflects the strong progress we’ve made to date and our belief in the opportunities ahead as we execute our initiatives to drive higher levels of attendance and guest spending, while realizing cost synergies and maximizing operating efficiencies. At our Investor Day in May, we will share our vision for the future of Six Flags, outlining our comprehensive strategy to build on our momentum and providing long-term performance objectives. I am so proud of everything our team has accomplished to date, and excited about the tremendous opportunities ahead for Six Flags.”

Footnotes:
(1) Adjusted EBITDA, Modified EBITDA and Modified EBITDA margin are not measurements computed in accordance with GAAP. Management believes Adjusted EBITDA and Modified EBITDA are meaningful measures of park-level operating profitability and uses them for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. For additional information regarding Adjusted EBITDA, Modified EBITDA and Modified EBITDA margin, including how the Company defines and uses these measures, see the attached reconciliation table and related footnotes. The Combined Company is not providing a quantitative reconciliation of forward-looking Adjusted EBITDA targets or guidance to net income in reliance on the unreasonable-efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Combined Company is unable, without unreasonable effort, to forecast the exact amount or timing of certain individual items required to reconcile Adjusted EBITDA targets or guidance with the most directly comparable GAAP financial measure (net income). These items include provision for taxes, non-cash foreign currency (gain) loss, and costs related to the Merger, as well as other non-cash and unusual items and other adjustments as defined under the Combined Company’s credit agreement, which are difficult to predict in advance in order to include in a GAAP estimate and the variability of which could have a significant impact on the Combined Company's future GAAP results.
(2) In-park per capita spending and out-of-park revenues are non-GAAP financial measures. See the attached reconciliation table and related footnote for the calculations of in-park per capita spending and out-of-park revenues. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 FOURTH QUARTER RESULTS; PROVIDES ADJUSTED EBITDA GUIDANCE FOR 2025
Feb. 27, 2025

(3) Net debt is a non-GAAP financial measure. See the attached reconciliation table and related footnote for the calculation of net debt. Net debt is a meaningful measure used by the Company and investors to monitor leverage, and management believes it is meaningful for this purpose.

Conference Call
As previously announced, Six Flags Entertainment Corporation will host a conference call with analysts starting at 10 a.m. ET today, Feb. 27, 2025, to discuss its recent financial results. Participants on the call will include Six Flags President and CEO Richard Zimmerman and Executive Vice President and CFO Brian Witherow.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Six Flags Investors website at https://investors.sixflags.com under the tabs Investor Information / Events & Presentations. Those unable to listen to the live webcast can access a recorded version of the call on the Six Flags Investors website at https://investors.sixflags.com under Investor Information / Events and Presentations, shortly after the live call’s conclusion.
A digital recording of the conference call will be available for replay by phone starting at approximately 1 p.m. ET on Thursday Feb. 27, 2025, until 11:59 p.m. ET on Wednesday Mar. 13, 2025. To access the phone replay in North America please dial (800) 770-2030; from international locations please dial +1 (609) 800-9909, followed by Conference ID 3720518.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation (NYSE: FUN) is North America’s largest regional amusement-resort operator with 27 amusement parks, 15 water parks and nine resort properties across 17 states in the U.S., Canada and Mexico. Focused on its purpose of making people happy, Six Flags provides fun, immersive and memorable experiences to millions of guests every year with world-class coasters, themed rides, thrilling water parks, resorts and a portfolio of beloved intellectual property such as Looney Tunes®, DC Comics® and PEANUTS®.

Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs, goals and strategies regarding the future. Words such as “anticipate,” “believe,” “create,” “expect,” “future,” “guidance,” “intend,” “plan,” “potential,” “seek,” “synergies,” “target,” “will,” “would,” similar expressions, and variations or negatives of these words identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These forward-looking statements may involve current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 FOURTH QUARTER RESULTS; PROVIDES ADJUSTED EBITDA GUIDANCE FOR 2025
Feb. 27, 2025

assumptions that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct, that our growth and operational strategies will achieve the target results. Important risks and uncertainties that may cause such a difference and could adversely affect attendance at our parks, our future financial performance, and/or our growth strategies, and could cause actual results to differ materially from our expectations or otherwise to fluctuate or decrease, include, but are not limited to: failure to realize the anticipated benefits of the Merger, including difficulty in integrating the businesses of legacy Six Flags and legacy Cedar Fair; failure to realize the expected amount and timing of cost savings and operating synergies related to the Merger; general economic, political and market conditions; the impacts of pandemics or other public health crises, including the effects of government responses on people and economies; adverse weather conditions; competition for consumer leisure time and spending; unanticipated construction delays; changes in our capital investment plans and projects; anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Combined Company’s operations; legislative, regulatory and economic developments and changes in laws, regulations, and policies affecting the Combined Company; acts of terrorism or outbreak of war, hostilities, civil unrest, and other political or security disturbances; and other risks and uncertainties we discuss under the heading “Risk Factors” within our Annual Report on Form 10-K and in the other filings we make from time to time with the Security and Exchange Commission. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this document and are based on information currently and reasonably known to us. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after publication of this new release.
This news release and prior releases are available under the News tab at https://investors.sixflags.com
- more -
(financial tables follow)
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 FOURTH QUARTER RESULTS; PROVIDES ADJUSTED EBITDA GUIDANCE FOR 2025
Feb. 27, 2025

SIX FLAGS ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Quarters ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Net revenues:
Admissions	$360,557	$200,367	$1,403,932	$925,734
Food, merchandise and games	212,512	120,695	898,175	613,969
Accommodations, extra-charge products and other	114,241	50,061	406,819	258,965
	687,310	371,123	2,708,926	1,798,668
Costs and expenses:
Cost of food, merchandise and games revenues	57,797	30,745	232,556	159,830
Operating expenses	376,902	210,312	1,376,061	949,527
Selling, general and administrative	88,646	65,679	411,164	207,085
Depreciation and amortization	106,226	30,284	318,113	157,995
Loss on retirement of fixed assets, net	6,658	5,288	18,064	18,067
Loss on impairment of goodwill	—	—	42,462	—
	636,229	342,308	2,398,420	1,492,504
Operating income	51,081	28,815	310,506	306,164
Interest expense, net	78,867	34,853	234,770	138,952
Loss on early debt extinguishment	—	—	7,974	—
Other expense (income), net	26,722	(3,882)	33,584	(5,390)
(Loss) income before taxes	(54,508)	(2,156)	34,178	172,602
Provision for taxes	209,708	7,797	240,843	48,043
Net (loss) income	(264,216)	(9,953)	(206,665)	124,559
Net income attributable to non-controlling interests	—	—	24,499	—
Net (loss) income attributable to Six Flags Entertainment Corporation	$(264,216)	$(9,953)	$(231,164)	$124,559
Net (loss) income margin (1)	-38.4%	-2.7%	-7.6%	6.9%
(1)    Net (loss) income margin is calculated as net income divided by net revenues.

SIX FLAGS ENTERTAINMENT CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	December 31, 2024	December 31, 2023
Cash and cash equivalents	$83,174	$65,488
Total assets	$9,130,516	$2,240,533
Long-term debt, including current maturities:
Revolving credit loans	$296,953	$—
Term debt	976,712	—
Notes	3,659,407	2,275,451
	$4,933,072	$2,275,451
Equity (deficit)	$2,041,863	$(582,962)

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 FOURTH QUARTER RESULTS; PROVIDES ADJUSTED EBITDA GUIDANCE FOR 2025
Feb. 27, 2025

SIX FLAGS ENTERTAINMENT CORPORATION
RECONCILIATION OF MODIFIED EBITDA, ADJUSTED EBITDA AND MODIFIED EBITDA MARGIN
(In thousands)

	Quarters Ended December 31,		Years Ended December 31,
(In thousands)	2024	2023	2024	2023
Net (loss) income	$(264,216)	$(9,953)	$(206,665)	$124,559
Interest expense, net	78,867	34,853	234,770	138,952
Provision for taxes	209,708	7,797	240,843	48,043
Depreciation and amortization	106,226	30,284	318,113	157,995
EBITDA	130,585	62,981	587,061	469,549
Loss on early debt extinguishment	—	—	7,974	—
Non-cash foreign currency loss (gain)	24,677	(3,920)	30,557	(5,594)
Non-cash equity compensation expense	10,259	6,770	63,809	22,611
Loss on retirement of fixed assets, net	6,658	5,288	18,064	18,067
Loss on impairment of goodwill	—	—	42,462	—
Costs related to the Mergers (1)	23,726	17,275	118,336	22,287
Self-insurance adjustment (2)	—	—	14,865	—
Other (3)	13,069	468	16,662	752
Modified EBITDA (4)	208,974	88,862	899,790	527,672
Net income attributable to non-controlling interests	—	—	24,499	—
Adjusted EBITDA (4)	$208,974	$88,862	$875,291	$527,672

Modified EBITDA margin (5)	30.4%	23.9%	33.2%	29.3%
(1)    Consists of third-party legal and consulting transaction costs, as well as integration costs related to the Mergers. Integration costs include third-party consulting costs, contract termination costs, retention bonuses, severance related to the Mergers, integration team salaries and benefits, maintenance costs to update Former Six Flags parks to Cedar Fair standards, onboarding of new advertising firms, and travel costs. These costs are added back to net (loss) income to calculate Modified EBITDA and Adjusted EBITDA as defined in the Combined Company's credit agreement.

(2)    During the third quarter of 2024, an actuarial analysis of Former Cedar Fair's self-insurance reserves resulted in a change in estimate that increased the incurred but not reported ("IBNR") reserves related to these self-insurance reserves by $14.9 million. The increase was driven by an observed pattern of increasing litigation and settlement costs.

(3)    Consists of certain costs as defined in the Combined Company's credit agreement. These costs are added back to net (loss) income to calculate Modified EBITDA and Adjusted EBITDA and include: enacted cost savings initiatives related to overhead and administrative costs incurred by Former Six Flags, specifically for insurance premiums, legal costs and information technology costs; repairs for unusual weather events; certain legal and consulting expenses; Mexican VAT taxes on intercompany activity; severance and related benefits; payments related to the Partnership Parks; cost of goods sold recorded to align inventory standards following the Mergers; and contract termination costs. This balance also includes unrealized gains and losses on pension assets and short-term investments.

(4)    Modified EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Combined Company's credit agreement. Adjusted EBITDA represents Modified EBITDA minus net income attributable to non-controlling interests. Management included both measures to disclose the effect of non-controlling interests. Prior to the Merger, legacy Cedar Fair did not have net income attributable to non-controlling interests. Management believes Modified EBITDA and Adjusted EBITDA are meaningful measures of park-level operating profitability and use them for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is widely used by analysts, investors and comparable companies in the industry to evaluate operating performance on a consistent basis, as well as more easily compare results with those of other companies in the industry. Modified EBITDA and Adjusted EBITDA are provided as a supplemental measure of the Combined Company's operating results and are not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Modified EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(5)    Modified EBITDA margin (Modified EBITDA divided by net revenues) is not a measurement computed in accordance with GAAP and may not be comparable to similarly titled measures of other companies. Modified EBITDA margin is provided because management believes the measure provides a meaningful metric of operating profitability. Modified EBITDA margin has been disclosed as opposed to Adjusted EBITDA margin because management believes Modified EBITDA margin more accurately reflects the park-level operations of the Combined Company as it does not give effect to distributions to non-controlling interests.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 FOURTH QUARTER RESULTS; PROVIDES ADJUSTED EBITDA GUIDANCE FOR 2025
Feb. 27, 2025

SIX FLAGS ENTERTAINMENT CORPORATION
CALCULATION OF NET DEBT
(In thousands)

December 31, 2024
Long-term debt, including current maturities	$4,933,072
Plus: Debt issuance costs and original issue discount	49,562
Less: Acquisition fair value layers	(22,634)
Less: Cash and cash equivalents	(83,174)
Net Debt (1)	$4,876,826
(1)    Net Debt is a non-GAAP financial measure used by investors to monitor leverage. The measure may not be comparable to similarly titled measures of other companies.

SIX FLAGS ENTERTAINMENT CORPORATION
KEY OPERATIONAL MEASURES
(In thousands, except per capita and operating day amounts)

	Quarters Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Attendance	10,694	5,776	41,649	26,665
In-park per capita spending (1)	$61.60	$59.59	$61.31	$62.21
Out-of-park revenues (1)	$47,792	$36,892	$232,415	$192,257
Operating days	878	377	4,369	2,365

(1)    In-park per capita spending is calculated as revenues generated within the Combined Company's amusement parks and separately gated outdoor water parks along with related parking revenues and online transaction fees charged to customers (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resorts, out-of-park food and retail locations, sponsorships, international agreements and all other out-of-park operations. In-park revenues, in-park per capita spending and out-of-park revenues are non-GAAP measures. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior. A reconciliation of in-park revenues and out-of-park revenues to net revenues for the periods presented in the table below. Certain prior period amounts totaling $5.6 million for the three months ended December 31, 2023 and $31.0 million for the year ended December 31, 2023 were reclassified from out-of-park revenues to in-park revenues following completion of the Merger. The Combined Company made certain reclassification adjustments to prior period amounts where it adopted the legacy Six Flags classification.

	Quarters Ended December 31,		Years Ended December 31,
(In thousands)	2024	2023	2024	2023
In-park revenues	$658,720	$344,188	$2,553,486	$1,658,912
Out-of-park revenues	47,792	36,892	232,415	192,257
Concessionaire remittance	(19,202)	(9,957)	(76,975)	(52,501)
Net revenues	$687,310	$371,123	$2,708,926	$1,798,668

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700